Exhibit 99.1

Media Relations: Curt Selby 414-359-4191 curt.selby@aosmith.com	Investor Relations: Helen Gurholt 414-359-4157 hgurholt@aosmith.com
FOR IMMEDIATE RELEASE
October 28, 2025

A. O. Smith Reports Third Quarter Earnings Per Share (EPS) of
$0.94, a 15% Year-Over-Year Increase, and Updates Full Year Guidance
Third Quarter 2025 Highlights
(Comparisons are year-over-year (“YoY”), unless otherwise noted)
•Sales of $943 million grew 4% driven by higher water heater and boiler sales in North America
•Net earnings increased 10% to $132 million and diluted EPS increased 15% to $0.94
•North America sales grew 6% and operating margin expanded 110 basis points to 24.2%
•12% China local currency sales decline drove 1% Rest of World segment sales decrease; segment operating margin improved 90 basis points
•Cash provided by operations grew 21% to $434 million and free cash flow grew 35% to $381 million in the first nine months of 2025
•Updated full year outlook
◦Consolidated sales projected to range from flat to up 1%
◦Narrowed the range for diluted EPS to $3.70 to $3.85
Milwaukee, Wis.— Global water technology company A. O. Smith Corporation (“the Company”) (NYSE: AOS) today announced its third quarter 2025 results.
Key Financial Metrics
Third Quarter
(in millions, except per share amounts)

	Q3 2025	Q3 2024	% Change YoY
Net sales	$942.5	$902.6	4%
Net earnings	$132.0	$120.1	10%
Diluted earnings per share	$0.94	$0.82	15%

Steve Shafer, chief executive officer, stated, "In the third quarter, the A. O. Smith team achieved sales growth of 4%. The North America segment delivered 6% growth driven by the benefits of pricing actions implemented earlier this year to address increased costs in North America and continued demand resiliency for our commercial water heaters and boilers. This performance was partially offset by continued economic challenges in China, which experienced a 12% local currency sales decline in the quarter."
"I am pleased with the performance of our North America segment on both the top and bottom lines and believe our previously announced strategic assessment of our China business is helping us clarify our path forward for that business," continued Shafer.
Segment-level Performance
North America
Third quarter sales of $742.8 million grew 6% compared to the prior year period primarily due to the benefits of pricing actions as well as higher commercial water heater and boiler volumes.
Segment earnings of $179.7 million in the third quarter of 2025 increased 11% compared to segment earnings of $162.5 million in the third quarter of 2024. Segment operating margin was 24.2%, an expansion of 110 basis points versus the prior-year period. The higher segment earnings and expanded segment operating margin were driven primarily by pricing actions and stronger year-over-year volumes, which more than offset higher material and other input costs.
Rest of World
Rest of World sales of $207.9 million decreased 1% compared to prior year sales of $210.3 million. China sales decreased 12% in local currency year-over-year. Organic sales in India grew 13% in local currency, and Pureit contributed $17 million to sales in the third quarter of 2025.
Segment earnings were $15.4 million, and segment margin was 7.4% in the third quarter of 2025 compared to segment earnings of $13.6 million and segment margin of 6.5%, representing increases of 13% and 90 basis points, respectively, versus the prior-year period. The higher segment earnings and segment margin were primarily a result of the benefits of 2024 restructuring actions and other cost control measures in China, which more than offset the lower China volumes.
Balance Sheet, Liquidity and Capital Allocation
As of September 30, 2025, cash and marketable securities totaled $172.8 million and debt totaled $185.8 million, resulting in a leverage ratio of 9.2% as measured by total debt-to-total capitalization.
Cash provided by operations was $433.7 million and free cash flow was $380.5 million in the first nine months of 2025, both increased compared to 2024, primarily due to lower inventory balances that were partially offset by other working capital outlays including lower customer deposits in China.
As part of its commitment to return capital to shareholders, the Company repurchased 5 million shares at a cost of $335.4 million in the first nine months of 2025. As of September 30, 2025, authority remained to repurchase approximately 1.8 million additional shares. The Company expects to spend approximately $400 million to repurchase shares in 2025.
On October 13, 2025, the Company’s board of directors approved a 6% increase in the dividend rate, resulting in a five-year compound annual dividend growth rate of 7%. The Company has increased its dividend for more than 30 consecutive years.

Outlook
2025 Outlook
(in millions, except per share amounts)

	2024	2025 Outlook
	Actual	Low End	High End
Net sales	$3,818	$3,800	$3,850
Diluted earnings per share	$3.63	$3.70	$3.85
Adjusted earnings per share	$3.73[1]	$3.70	$3.85
1Excludes restructuring and impairment expenses. See accompanying GAAP to Non-GAAP reconciliations
“Our third quarter performance was strong; however we are cautious about the remainder of the year primarily due to continued headwinds in the China market and the impact of weakening new home construction on residential water heating in North America. Therefore, we have lowered our full year 2025 sales outlook to a projection of flat to up 1% compared to last year and lowered the midpoint of our EPS outlook with an anticipated range of $3.70 to $3.85. We remain confident in our ability to manage the tariff and competitive landscapes and are pleased with the performance we achieved in our growth priorities,” Shafer said.
The Company’s guidance excludes the potential impacts from future acquisitions and any potential outcomes of the assessment of its China business. The Company has not set a timetable for completion of this assessment process.
A. O. Smith will host a webcasted conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard live on the Company’s website. An audio replay of the call will be available on the Company’s website after the live event. To access the archived audio replay, go to the “Investors” page and select the Third Quarter 2025 Earnings Call link.
To provide improved transparency into the operating results of its business, the Company is providing non-GAAP measures. Free cash flow is defined as cash provided by operations less capital expenditures. Adjusted earnings, adjusted EPS, adjusted segment earnings and adjusted corporate expenses exclude the impact of restructuring and impairment charges. Reconciliations from GAAP measures to non-GAAP measures are provided in the financial information included in this news release.

Forward-looking Statements
This release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance,” “outlook” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: negative impact to the Company’s businesses from international tariffs, including any new or increased tariffs that could also trigger retaliatory responses from other countries, as well as trade disputes and geopolitical differences, including the conflicts in Ukraine and the Middle East; further softening in U.S. residential and commercial water heater demand; negative impacts to the Company, particularly the demand for its products, resulting from global inflationary pressures or a potential recession in one or more of the markets in which the Company participates; the Company’s ability to continue to obtain commodities, components, parts and accessories on a timely basis through its supply chain and at expected costs; further weakening in North American residential or commercial construction or instability in the Company’s replacement markets; inability of the Company to implement or maintain pricing actions; inconsistent recovery of the Chinese economy or a further decline in the growth rate of consumer spending or housing sales in China; the availability, timing or effects of China stimulus programs; uncertain outcomes and costs and other potential impacts of the Company’s assessment relating to the Company’s China business; potential weakening in the high-efficiency gas boiler segment in the U.S.; substantial defaults in payment by, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; foreign currency fluctuations; the Company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; failure to realize the expected benefits of acquisitions or expected synergies; failure to realize the expected benefits, timing and extent of regulatory changes; competitive pressures on the Company’s businesses, including new technologies and new competitors; the impact of potential information technology or data security breaches; negative impact of changes in government regulations or regulatory requirements; the inability to respond to secular trends toward decarbonization and energy efficiency; and adverse developments in general economic, political and business conditions in key regions of the world. Additional factors are discussed in the Company’s filings with Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, quarterly reports on Form 10-Q and current reports on Form 8-K. Forward-looking statements included in this news release are made only as of the date of this release, and the Company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the Company, or persons acting on its behalf, are qualified entirely by these cautionary statements.
About A. O. Smith
A. O. Smith Corporation, with headquarters in Milwaukee, Wisconsin, is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE: AOS), the Company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment products. For more information, visit www.aosmith.com.
SOURCE: A. O. Smith Corporation
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A. O. SMITH CORPORATION
Condensed Consolidated Statement of Earnings
(dollars in millions, except share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales	$942.5	$902.6	$2,917.7	$2,905.7
Cost of products sold	578.0	565.3	1,780.7	1,787.7
Gross profit	364.5	337.3	1,137.0	1,118.0
Selling, general and administrative expenses	188.9	176.6	572.8	557.3
Interest expense	3.6	1.5	11.1	4.3
Other income, net	0.2	2.6	(1.4)	0.5
Earnings before provision for income taxes	171.8	156.6	554.5	555.9
Provision for income taxes	39.8	36.5	133.7	132.0
Net earnings	$132.0	$120.1	$420.8	$423.9
Diluted earnings per share of common stock	$0.94	$0.82	$2.95	$2.87
Average common shares outstanding (000’s omitted)	140,895	146,700	142,583	147,529
(1)Earnings per share amounts are calculated discretely and, therefore, may not add up to the total due to rounding.

A. O. SMITH CORPORATION
Condensed Consolidated Balance Sheet
(dollars in millions)

	(Unaudited) September 30, 2025	December 31, 2024
ASSETS:
Cash and cash equivalents	$152.7	$239.6
Marketable securities	20.1	36.5
Receivables	589.0	541.4
Inventories	507.3	532.1
Other current assets	47.0	43.3
Total Current Assets	1,316.1	1,392.9
Net property, plant and equipment	633.0	628.7
Goodwill and other intangibles	1,076.1	1,082.8
Operating lease assets	45.6	32.8
Other assets	99.9	102.8
Total Assets	$3,170.7	$3,240.0
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$521.4	$588.7
Accrued payroll and benefits	85.5	78.5
Accrued liabilities	154.0	153.0
Product warranties	72.6	67.0
Debt due within one year	19.0	10.0
Total Current Liabilities	852.5	897.2
Long-term debt	166.8	183.2
Operating lease liabilities	35.6	23.5
Other liabilities	271.3	252.6
Stockholders’ equity	1,844.5	1,883.5
Total Liabilities and Stockholders’ Equity	$3,170.7	$3,240.0

A. O. SMITH CORPORATION
Condensed Consolidated Statement of Cash Flows
(dollars in millions)
(unaudited)

	Nine Months Ended September 30,
	2025	2024
Operating Activities
Net earnings	$420.8	$423.9
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	62.8	59.5
Share based compensation expense	11.3	12.7
Deferred income taxes	9.7	(0.9)
Net changes in operating assets and liabilities:
Current assets and liabilities	(83.6)	(121.3)
Noncurrent assets and liabilities	12.7	(14.0)
Cash Provided by Operating Activities	433.7	359.9
Investing Activities
Capital expenditures	(53.2)	(77.4)
Acquisitions	—	(21.3)
Investment in marketable securities	(42.7)	(72.9)
Net proceeds from sale of marketable securities	59.2	60.5
Cash Used in Investing Activities	(36.7)	(111.1)
Financing Activities
Long-term debt repaid	(6.8)	(6.9)
Common stock repurchases	(335.4)	(237.1)
Net proceeds from stock option activity	0.7	17.2
Dividends paid	(145.1)	(140.9)
Cash Used in Financing Activities	(486.6)	(367.7)
Effect of exchange rate changes on cash and cash equivalents	2.7	(1.7)
Net decrease in cash and cash equivalents	(86.9)	(120.6)
Cash and cash equivalents - beginning of period	239.6	339.9
Cash and Cash Equivalents - End of Period	$152.7	$219.3

A. O. SMITH CORPORATION
Business Segments
(dollars in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales
North America	$742.8	$703.3	$2,270.5	$2,260.3
Rest of World	207.9	210.3	674.7	682.0
Inter-segment sales	(8.2)	(11.0)	(27.5)	(36.6)
	$942.5	$902.6	$2,917.7	$2,905.7
Earnings
North America	$179.7	$162.5	$563.0	$559.6
Rest of World	15.4	13.6	60.4	56.7
Inter-segment earnings elimination	—	—	(0.2)	(0.4)
	195.1	176.1	623.2	615.9
Corporate expense	(19.7)	(18.0)	(57.6)	(55.7)
Interest expense	(3.6)	(1.5)	(11.1)	(4.3)
Earnings before income taxes	171.8	156.6	554.5	555.9
Provision for incomes taxes	39.8	36.5	133.7	132.0
Net earnings	$132.0	$120.1	$420.8	$423.9

A. O. SMITH CORPORATION
Free Cash Flow
(dollars in millions)
(unaudited)

The following is a reconciliation of reported cash flow from operating activities to free cash flow (non-GAAP):

	Nine Months Ended September 30,
	2025	2024
Cash provided by operating activities (GAAP)	$433.7	$359.9
Less: Capital expenditures	(53.2)	(77.4)
Free cash flow (non-GAAP)	$380.5	$282.5

A. O. SMITH CORPORATION
2025 EPS Guidance and 2024 Adjusted EPS
(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2025 Guidance	2024
Diluted EPS (GAAP)	$3.70-3.85	$3.63
Restructuring and impairment expense	—	0.10	(1)
Adjusted EPS (non-GAAP)	$3.70-3.85	$3.73
(1)Includes pre-tax restructuring and impairment expenses of $11.3 million and $6.3 million, within the Rest of World segment and North America segment, respectively.